EXHIBIT 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Post-Effective Amendment No. 1 to the Registration Statement of Cardium Therapeutics, Inc. on Form SB-2 (File No. 333-131104) of our report dated March 10, 2006, with respect to our audits of the financial statements of Cardium Therapeutics, Inc. as of December 31, 2005 and for each of the years ended December 31, 2005 and 2004 and the period from inception (December 22, 2003) through December 31, 2005, which report appears in the Prospectus, which is part of this Post-Effective Amendment No. 1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum & Kliegman LLP
New York, New York
May 4, 2006